Exhibit 99.1
National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS FIRST QUARTER 2007 EARNINGS
     CLEVELAND—April 30, 2007— National City Corporation (NYSE: NCC) today reported first quarter 2007 net income of $319 million, or $.50 per diluted share, compared to $459 million, or $.74 per diluted share for the first quarter of 2006. Fourth quarter 2006 earnings were $842 million, or $1.36 per diluted share, including a nonrecurring gain of $1.00 per diluted share from the sale of the Corporation’s former First Franklin nonconforming mortgage origination and servicing platform, partially offset by charges associated with the retained First Franklin portfolio. First quarter 2007 results included further charges associated with the retained First Franklin portfolio. In addition, other unusual or nonrecurring items also affect comparisons between periods, as described further throughout this release.
Chairman’s Comments
     Chairman and CEO David A. Daberko commented, “The first quarter 2007 results were mixed and continue to reflect a focus on execution in our direct banking businesses. Our retail, corporate, and asset management businesses all had a solid quarter, consistent with our business plans for the year. These businesses are experiencing good growth in loan and deposit volumes and customer relationships. Both net interest margin and credit quality have been stable. The integration of our recently acquired Florida banks has been successfully completed. We’re excited about the opportunity to build and grow the National City brand in these vibrant markets. Our mortgage business continues to operate in a difficult environment, but we have less exposure to the mortgage sector than in prior years. Overall, we expect each
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successive quarter from here to show improved earnings. Comparisons to the prior year will be challenging due to the fact that 2006 results included profits from businesses we have discontinued or sold, particularly First Franklin.”
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.1 billion for the first quarter of 2007, approximately equal to the preceding quarter, and down about 6% from the first quarter a year ago. Net interest margin for the first quarter of 2007 was 3.69%, about equal to the preceding quarter and down slightly compared to the first quarter last year. Average earning assets were $121.5 billion in the first quarter of 2007, essentially equal to the preceding quarter and down slightly compared to the first quarter a year ago. This decline is a direct outcome of the Corporation’s “originate-and-sell” strategy for indirect, out-of-footprint nonconforming mortgages and home equity lines and loans initiated in late 2005. The remaining run-off portfolios will continue to decline over the balance of the year.
Loans and Deposits
     Average portfolio loans were $98.2 billion for the first quarter of 2007, compared to $93.1 billion in the fourth quarter of 2006, and $105.4 billion in the first quarter of 2006. Average portfolio loans increased on a linked-quarter basis primarily due to recent acquisitions which added approximately $6 billion to portfolio loans. Average portfolio loans decreased compared to the first quarter a year ago due to the previously described originate-and-sell strategy, as well as the decision to transfer $6 billion of nonconforming mortgage loans to held for sale in the latter part of 2006.
     Of the $6 billion of nonconforming mortgage loans transferred to held for sale, approximately $4 billion were sold in 2006. No further sales occurred in the first quarter of 2007. In light of unfavorable market conditions, the remaining loans totaling $1.6 billion were returned to portfolio in March 2007. Prior to that transfer, fair value writedowns and other charges of $28 million were recorded as a reduction to loan sale revenue.
     Average total deposits were $87.8 billion in the first quarter of 2007, up $3.3 billion from the preceding quarter, and $4.9 billion from the first quarter a year ago, primarily due to deposit balances obtained in recent acquisitions. Average core deposits, excluding mortgage banking escrow balances, were $72.8 billion, up 9% compared to year end, and 13% compared to the first quarter last year.
Credit Quality
     The provision for credit losses for the first quarter of 2007 was $107 million, compared to $323 million in the fourth quarter of 2006, and $27 million in the first quarter a year ago. As previously disclosed in the Corporation’s midquarter report, one of the third party mortgage insurance providers for the run-off nonconforming mortgage loan portfolio has been rejecting a meaningful number of claims for reasons that management feels are unjustified. In light of this situation, adjustments were made to the Corporation’s charge-off practices and loss forecast to reflect an assumed loss of insurance coverage for loans in dispute. Approximately $20 million of the provision for credit losses in the first quarter of 2007 arose from these revised assumptions regarding insurance coverage. Notwithstanding these adjustments, management believes it is entitled to insurance recovery and continues to pursue its contractual rights under the contract. Within the nonconforming mortgage portfolio itself, delinquencies and credit losses have been in line with loss forecasts established at the end of 2006.
     First quarter 2007 net charge-offs were $147 million, compared to $128 million in the preceding quarter, and $121 million in the first quarter a year ago. Charge-offs for the first quarter of 2007 included $53 million of nonconforming mortgage loans of which approximately $24 million were associated with the previously described insurance matter. In addition, $18 million of previously reserved passenger airline leases were charged-off in the first quarter of 2007.
     Nonperforming assets were $801 million at March 31, 2007, up from $732 million at December 31, 2006. The acquisition of Fidelity in the first quarter added $38 million to nonperforming assets. Loans in foreclosure increased $31 million since year end which reflects higher foreclosure rates and weakness in the housing market. The allowance for loan losses was $1.1 billion at both March 31, 2007 and December 31, 2006, representing 1.11% and 1.18% of portfolio loans, respectively.

Noninterest Income
     Noninterest income for the first quarter of 2007 was $621 million, compared to $1.7 billion in the fourth quarter of 2006, and $656 million in the first quarter a year ago. The fourth quarter of 2006 included a $984 million gain on the sale of the First Franklin origination and servicing platform. Excluding this transaction, the decline in noninterest income was primarily due to lower loan sale and servicing revenue.
     Loan sales revenue was $75 million for the first quarter of 2007, down from $122 million in the preceding quarter, and $144 million in the first quarter a year ago. Fair value writedowns and other charges on the nonconforming mortgage portfolio held for sale were $28 million in the first quarter of 2007 and $73 million in the preceding quarter. In general, gain on sale margins declined in the first quarter, reflecting less liquidity in the capital markets, with higher recourse and hedging losses also depressing revenue. Compared to the first quarter a year ago, loan sale revenue decreased for the same reason, as well as the sale of the First Franklin origination and sales platform in late 2006.
     Loan servicing revenue was $32 million for the first quarter of 2007, compared to $52 million in the fourth quarter of 2006, and a loss of $44 million in the first quarter a year ago. The decrease compared to the fourth quarter of 2006 was primarily due to the sale of the nonconforming mortgage servicing platform, National City Home Loan Services (NCHLS), on December 30, 2006. NCHLS contributed $23 million and $13 million to loan servicing revenue in the fourth quarter and first quarter of 2006, respectively. Also affecting results were net pretax mortgage servicing right (MSR) hedging losses of $49 million in the first quarter of 2007, compared to $60 million in the fourth quarter of 2006 and $128 million in the first quarter of 2006.
     Deposit service fees and brokerage revenue decreased compared to the preceding quarter due to seasonally lower volumes of fee-generating transactions. Compared to a year ago, deposit service fees were up 8% and brokerage revenue was up 18%. There were no significant unusual items in other noninterest income in the first quarter of 2007. In the first quarter of 2006, other noninterest income included $31 million related to the partial release of a chargeback guarantee liability associated with a now-terminated credit card processing agreement for a major airline.

Noninterest Expense
     Noninterest expense was $1.2 billion, down $39 million, or 3%, compared to the fourth quarter of 2006, but up $22 million, or 2%, versus the first quarter a year ago. The decline from the fourth quarter of 2006 was due primarily to lower incentive-based compensation costs. Partially offsetting this decline, state and local tax expense increased $29 million due to a nonrecurring net benefit of $9 million recognized in the fourth quarter of 2006. The increase in noninterest expense compared to the first quarter a year ago primarily reflects acquisition and divestiture-related costs as well as higher foreclosure costs. Intangible amortization, occupancy costs, and acquisition integration costs all increased compared to the first quarter a year ago due to recent acquisitions. Acquisition integration costs were $16 million in the first quarter of 2007 with no such costs in the first quarter a year ago. Foreclosure costs increased compared to a year ago reflective of more properties in foreclosure and continued weakness in the housing market.
Income Taxes
     The effective tax rate for the first quarter of 2007 was 30%, equal to the first quarter a year ago, but down from 35% in the fourth quarter of 2006. The fourth quarter of 2006 reflects a higher rate applied to the gain on sale of First Franklin. In addition, the income tax provision for the first quarter of 2007 benefited from rate changes resulting from internal reorganizations and mergers. The full year effective tax rate is currently estimated at approximately 32% for 2007.
Balance Sheet
     At March 31, 2007, total assets were $138.6 billion, and stockholders’ equity was $13.2 billion, or 9.5% of total assets. At March 31, 2007, total deposits were $88.6 billion, including core deposits of $77.9 billion. Total purchased funds were $32.1 billion at March 31, 2007, down from $33.3 billion at December 31, 2006, and $41.3 billion at March 31, 2006. Growth in the deposit base as well as reductions in certain portfolio loan categories and loans held for sale have reduced the need for borrowing.

     The Corporation repurchased 55 million shares of its common stock during the first quarter of 2007 by way of a tender offer and subsequent open market repurchases. At March 31, 2007, the Corporation had remaining authorization to repurchase 29 million shares. Through April 26, 2007, an additional 20 million shares were repurchased. On April 24, 2007, the Corporation’s Board of Directors authorized the repurchase of up to an additional 40 million shares. Management intends to continue share repurchases over the rest of the year, subject to maintenance of capital targets, market conditions, and applicable regulatory constraints.
Acquisitions and Divestitures
     On December 1, 2006, the Corporation completed its acquisition of Harbor Florida Bankshares, Inc., a banking company operating 42 branches along the central east coast of Florida. On January 5, 2007, the Corporation completed its acquisition of Fidelity Bankshares, Inc., a banking company operating 52 branches along Florida’s southeast coast. On December 30, 2006, the Corporation completed the sale of its First Franklin mortgage origination and servicing platform.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial

Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
Conference Call
     National City Corporation’s executive management will host a conference call at 11:00 a.m. (ET) on Monday, April 30, 2007 to discuss the first quarter 2007 financial results. Interested parties may access the conference call by dialing 1-800-230-1085. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The conference call will also be accessible via the Company’s Web site, www.nationalcity.com/investorrelations. Questions for discussion at the conference call may be submitted any time prior to or during the call by sending an email to investor.relations@nationalcity.com.
     A replay of the conference call will be available from 2:30 p.m. (ET) on April 30, 2007, until midnight (ET) on May 7, 2007. The replay will be accessible by calling 1-800-475-6701 (domestic) or 320-365-3844 (international) using the pass code of 864857 or via the Company’s Web site.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

	2007	2006				2005

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Tax-equivalent interest income	$2,218	$2,270	$2,298	$2,243	$2,153	$2,113	$2,034	$1,865	$1,751
Interest expense	1,100	1,137	1,148	1,076	969	921	827	694	594

Tax-equivalent net interest income	1,118	1,133	1,150	1,167	1,184	1,192	1,207	1,171	1,157
Provision for credit losses	107	323	73	60	27	132	56	26	70

Tax-equivalent NII after provision for credit losses	1,011	810	1,077	1,107	1,157	1,060	1,151	1,145	1,087
Noninterest income	621	1,702	877	784	656	777	747	981	799
Noninterest expense	1,171	1,210	1,184	1,174	1,149	1,267	1,156	1,180	1,148

Income before taxes and tax-equivalent adjustment	461	1,302	770	717	664	570	742	946	738
Income taxes	134	452	236	238	197	164	256	313	247
Tax-equivalent adjustment	8	8	8	6	8	8	8	8	7

Net income	$319	$842	$526	$473	$459	$398	$478	$625	$484

Effective tax rate	29.5%	34.9%	30.9%	33.5%	30.1%	29.1%	34.9%	33.4%	33.8%

PER COMMON SHARE
Net income:
Basic	$.50	$1.37	$.87	$.77	$.75	$.65	$.75	$.98	$.75
Diluted	.50	1.36	.86	.77	.74	.64	.74	.97	.74
Dividends paid	.39	.39	.39	.37	.37	.37	.37	.35	.35
Book value	22.12	23.06	21.44	20.84	20.69	20.51	20.54	20.42	19.82
Market value (close)	37.25	36.56	36.60	36.19	34.90	33.57	33.44	34.12	33.50
Average shares:
Basic	631.7	611.9	603.8	609.7	611.9	618.2	635.9	636.9	643.0
Diluted	640.5	620.7	612.1	618.2	619.7	625.4	644.7	644.1	652.5

PERFORMANCE RATIOS
Return on average common equity	8.98%	24.93%	16.45%	15.08%	14.91%	12.57%	14.59%	19.65%	15.35%
Return on average total equity	8.99	24.94	16.46	15.10	14.92	12.59	14.61	19.66	15.37
Return on average assets	.94	2.44	1.51	1.35	1.33	1.10	1.31	1.80	1.42
Net interest margin	3.69	3.73	3.73	3.73	3.81	3.74	3.72	3.76	3.78
Efficiency ratio	67.37	42.71	58.43	60.14	62.45	64.35	59.19	54.83	58.67

LINE OF BUSINESS (LOB) RESULTS
Net Income:
Retail Banking	$173	$133	$194	$210	$177	$165	$174	$156	$144
Commercial Banking — Regional	160	124	154	138	141	126	145	146	133
Commercial Banking — National	58	61	58	65	66	73	68	55	55
Mortgage Banking	2	39	67	(18)	(34)	59	59	180	118
Asset Management	26	21	24	30	22	14	19	26	21
Parent and Other	(100)	464	29	48	87	(39)	13	62	13

Total Consolidated National City Corporation	$319	$842	$526	$473	$459	$398	$478	$625	$484

LOB Contribution to Diluted Earnings Per Share:
Retail Banking	$.27	$.22	$.32	$.34	$.28	$.26	$.27	$.24	$.22
Commercial Banking — Regional	.25	.20	.25	.22	.23	.20	.22	.23	.21
Commercial Banking — National	.09	.10	.10	.11	.11	.12	.11	.08	.08
Mortgage Banking	—	.06	.11	(.03)	(.06)	.10	.09	.28	.18
Asset Management	.04	.03	.04	.05	.04	.02	.03	.04	.03
Parent and Other	(.15)	.75	.04	.08	.14	(.06)	.02	.10	.02

Total Consolidated National City Corporation	$.50	$1.36	$.86	$.77	$.74	$.64	$.74	$.97	$.74

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Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

	2007	2006				2005

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CREDIT QUALITY STATISTICS
Net charge-offs	$147	$128	$117	$76	$121	$138	$83	$72	$87
Provision for credit losses	107	323	73	60	27	132	56	26	70
Loan loss allowance	1,104	1,131	932	989	1,001	1,094	1,108	1,125	1,179
Lending-related commitment allowance	63	78	80	77	79	84	88	100	93
Nonperforming assets	801	732	689	667	647	596	585	572	578
Annualized net charge-offs to average portfolio loans	.61%	.54%	.48%	.30%	.46%	.52%	.30%	.27%	.35%
Loan loss allowance to period-end portfolio loans	1.11	1.18	1.00	.98	.98	1.03	1.02	1.05	1.15
Loan loss allowance to nonperforming portfolio loans	206.08	226.13	198.25	202.14	207.14	223.11	230.08	238.64	245.11
Loan loss allowance (period-end) to annualized net charge-offs	184.68	223.38	200.10	326.17	204.29	199.42	336.67	391.50	330.46
Nonperforming assets to period-end portfolio loans and other nonperforming assets	.80	.76	.74	.66	.63	.56	.54	.53	.56

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	7.07%	8.93%	7.48%	7.31%	7.38%	7.43%	7.68%	7.96%	7.91%
Total risk-based capital(1)	10.12	12.16	10.30	10.20	10.31	10.54	10.78	11.20	11.25
Leverage(1)	6.92	8.56	7.13	6.89	6.92	6.83	7.03	7.36	7.22
Period-end equity to assets	9.51	10.40	9.34	8.91	9.00	8.86	8.80	9.02	8.97
Period-end tangible common equity to assets (2)	6.26	7.77	6.99	6.60	6.70	6.57	6.57	6.75	6.65
Average equity to assets	10.45	9.78	9.16	8.97	8.94	8.78	8.95	9.13	9.23
Average equity to portfolio loans	14.66	14.38	13.03	12.35	11.83	11.79	11.98	12.16	12.62
Average portfolio loans to deposits	111.78	110.18	116.64	122.88	127.05	126.68	127.88	130.12	124.24
Average portfolio loans to core deposits	128.66	131.69	140.31	146.55	155.09	156.15	158.32	154.90	150.92
Average portfolio loans to earning assets	80.79	76.65	79.11	81.32	84.71	83.41	83.59	84.13	82.45
Average securities to earning assets	6.34	6.43	6.40	6.24	6.20	6.00	5.75	6.21	6.67

AVERAGE BALANCES
Assets	$137,810	$136,893	$138,434	$140,019	$139,396	$142,983	$144,967	$139,673	$138,516
Portfolio loans	98,198	93,124	97,404	101,757	105,431	106,433	108,386	104,908	101,283
Loans held for sale or securitization	11,769	17,425	15,065	12,760	8,826	11,172	11,570	10,109	11,502
Securities (at cost)	7,704	7,806	7,874	7,802	7,719	7,657	7,450	7,746	8,195
Earning assets	121,543	121,488	123,126	125,127	124,459	127,608	129,659	124,691	122,847
Core deposits	76,322	70,717	69,419	69,434	67,979	68,160	68,462	67,728	67,109
Purchased deposits and funding	43,001	48,917	52,321	54,338	55,105	58,661	59,567	55,859	54,713
Total equity	14,398	13,388	12,687	12,565	12,468	12,549	12,980	12,752	12,779

PERIOD-END BALANCES
Assets	$138,559	$140,191	$138,123	$141,486	$140,231	$142,397	$146,750	$144,143	$140,982
Portfolio loans	99,566	95,492	92,963	100,973	102,269	106,039	108,910	106,808	102,932
Loans held for sale or securitization	10,693	12,853	19,505	12,964	11,779	9,667	11,942	11,539	11,639
Securities (at fair value)	7,208	7,509	7,906	7,726	7,609	7,875	7,568	7,694	8,085
Core deposits	77,884	73,375	68,788	69,744	69,884	68,408	67,738	67,922	68,336
Purchased deposits and funding	42,897	47,147	51,987	54,069	52,879	56,564	61,839	58,639	55,274
Total equity	13,170	14,581	12,902	12,610	12,623	12,613	12,920	13,002	12,643

(1)	First quarter 2007 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets
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